EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-200677 on Form S-8 of our report dated March 14, 2017, relating to the 2016, 35 week period 2015 and fiscal 2015 financial statements (before retrospective adjustments to the financial statements) (not presented herein) and financial statement schedule of School Specialty, Inc. and subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of School Specialty, Inc. for the year ended December 30, 2017.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

March 14, 2018